AIM LIMITED MATURITY TREASURY FUND                                 SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 7/31/2009
FILE NUMBER:       811-05686
SERIES NO.:        2

72DD.   1  Total income dividends for which record date passed during the period. (000's Omitted)
           Class A                   $  1,364
        2  Dividends for a second class of open-end company shares (000's
           Omitted)
           Class A3                  $  1,248
           Class Y                   $     66
           Institutional Class       $    320

73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
        1  Dividends from net investment income
           Class A                     0.1335
        2  Dividends for a second class of open-end company shares (form
           nnn.nnnn)
           Class A3                    0.1232
           Class Y                     0.1071
           Institutional Class         0.1611

74U.    1  Number of shares outstanding (000's Omitted)
           Class A                      8,962
        2  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class A3                     9,892
           Class Y                        501
           Institutional Class          2,052

74V.    1  Net asset value per share (to nearest cent)
           Class A                   $  10.46
        2  Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class A3                  $  10.46
           Class Y                   $  10.46
           Institutional Class       $  10.47